Exhibit 99

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.®
For Immediate Release

DUSA PROVIDES INVESTOR UPDATE

Wilmington, MA. June 22, 2005 - In response to current market conditions, DUSA Pharmaceuticals (NASDAQ NMS: DUSA) reports that it now expects sales of its Levulan® Kerastick® and BLU-U® brand light device for the quarter ending June 30, 2005 to be lower than sales for the quarter ended March 31, 2005. However, management also expects year to date revenue versus the prior year to reflect significant growth. As previously stated in its Form 10-Q for the period ended March 31, 2005, while DUSA is seeing certain positive trends, it believes that the lower volumes of Kerastick units may be due, in part, to the continuing effects of supply levels at physician’s offices who participated in volume discount purchases during late 2004 and who are working down their supplies; and also due to disruption caused by the sales force reorganization which took place during the first and second quarters. In the case of BLU-U sales, DUSA has eliminated price discounting during the second quarter which it believes has had a negative effect on this quarter’s sales.

DUSA also wishes to clarify that while negotiations with PhotoCure and Galderma are on-going and progress is being made, there is no certainty if, or when, a settlement will be reached regarding the parties’ patent dispute. Finally, DUSA wishes to note that its Phase II clinical studies for the treatment of acne remain blinded and that preliminary results are expected to be available by the end of the year, though through the first cohort of the trial, investigators are reporting encouraging results.

In light of recent volatility, DUSA will release its sales results for the June 30, 2005 quarter during mid-July, prior to the full financial results which will be released on or before August 9, 2005.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development and marketing of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with a primary focus on dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to expectations for lower sales for the June 30, 2005 quarter, beliefs regarding physicians’ supplies of Kerastick units, belief regarding effect of BLU-U pricing, timing of results of its Phase II acne clinical trials and intention and timing of release of sales results for the period ending June 30, 2005. Such risks and uncertainties include the Company’s ability to continue to penetrate the market, uncertainties in the clinical trial process, maintenance of its patent portfolio, and other risks identified in DUSA’s SEC filings from time to time, including those contained in DUSA’s Form 10-K for the year ended December 31, 2004.

For further information contact:
D. Geoffrey Shulman, MD, Chairman and CEO
or Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059 Fax: 416.363.6602 or visit www.dusapharma.com